Exhibit 99.1

Delek US Holdings Reports Second Quarter 2019 Results

•	Reported second quarter net income of $77.3 million and adjusted EBITDA of $204.9 million

•	Acquiring 15% Interest in Wink to Webster Pipeline LLC

•	Acquired 33% Interest in Red River pipeline joint venture in May 2019

•	Increasing regular quarterly dividend by $0.01 or 3.6 percent to $0.29 per share

•	Expect to repurchase $40 million of stock during the third quarter 2019

BRENTWOOD, Tenn.-- August 5, 2019 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2019. Delek US reported second quarter 2019 net income of $77.3 million, or $1.00 per diluted share, versus a net income of $79.1 million, or $0.89 per diluted share, for the quarter ended June 30, 2018. On an adjusted basis, Delek US reported adjusted net income of $90.6 million, or $1.17 per diluted share for the second quarter 2019. This compares to adjusted net income of $78.9 million, or $0.92 per diluted share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $204.9 million compared to Adjusted EBITDA of $186.1 million in the prior-year period. Reconciliations of net income reported under U.S. GAAP to adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

Adjusted quarterly results increased year-over-year driven by higher crack spreads, continued commercial execution, a shift in the crude curve from backwardation to contango and lower RINs expenses. In addition, the new alkylation unit at the Krotz Springs, Louisiana refinery contributed approximately $15.0 million of contribution margin during the second quarter 2019. These were partially offset by a lower crude differential environment where the realized Midland to Cushing differential declined from $3.00/bbl in the second quarter 2018 to $1.77/bbl in the second quarter of 2019.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "Despite a compressing Midland differential in the quarter, we were able to deliver strong financial performance, demonstrating the resilience of our portfolio. This builds on stellar first quarter results leading to a solid overall performance in the first half of 2019. Our system is increasingly benefiting from commercial initiatives along with the contribution from new projects, including the Red River joint venture in the midstream and the completion of the alkylation unit at the Krotz Springs refinery. While growth objectives are underway, we remain committed to returning cash to shareholders. Our quarterly dividend is being increased by 3.6 percent, marking the fifth increase since the first quarter of 2018. We have continued to repurchase shares, which was a factor that has resulted in our weighted average share count in the second quarter 2019 being 14 percent below the peak in the second quarter 2018. For the third quarter 2019, we expect to repurchase $40 million of common stock."

Mr. Yemin continued, "We remain focused on developing our midstream portfolio. We have patiently evaluated long haul pipeline options and are pleased to join a strong set of partners in the Wink to Webster Pipeline LLC joint venture. This asset offers attractive return potential and it further integrates our portfolio by allowing us to offer additional services to producers in our gathering system. Separately, Delek Logistics' participation in the Red River pipeline joint venture complements our existing geographic footprint, increases optionality throughout our system and provides a more stable cash flow stream in the future. Finally, the Big Spring Gathering System continues to develop, where we now have over 250,000 dedicated acres. The combination of these projects supports our target to achieve $370 to $395 million of annualized EBITDA from our midstream operations by 2023."

Wink to Webster Long-Haul Pipeline Joint Venture
Delek US has entered into a definitive agreement to acquire a 15 percent ownership interest in Wink to Webster Pipeline LLC (the "Joint Venture"). The expected net investment in the Joint Venture will be in the range of $340 to $380 million. The project is underpinned by a significant volume of long term commitments and is expected to be completed in the first half of 2021. The anticipated return on the pipeline investment is expected to be well above our internal hurdle rate of 15 percent for discretionary logistics projects. In addition, Delek US should benefit from additional commercial opportunities created by a growing midstream platform.

1 |

From a financing perspective, our flexible balance sheet affords us the opportunity to explore multiple options including project financing or utilizing and/or expanding our existing credit facilities. We expect to use at least 75% financing to fund the investment and preserve cash on the balance sheet.

Red River Joint Venture
As previously announced in May 2019, Delek US' logistics arm, Delek Logistics Partners, LP ("Delek Logistics") entered into a new joint venture by purchasing a 33 percent ownership interest in the Red River crude oil pipeline from Plains Pipeline, L.P. for approximately $128.0 million, which includes an initial payment of $3.5 million for the expansion of the pipeline. This pipeline has a current capacity of 150,000 barrels per day and is being expanded to 235,000 barrels per day by the first half of 2020. Delek Logistics will contribute approximately $20.0 million toward the expansion. Upon completion of the expansion, Delek US will increase its throughput from 35,000 barrels per day to 100,000 barrels per day. This incremental 65,000 barrels per day increases optionality to displace Midland crude in the event that Cushing barrels are more economically attractive. Alternatively, by utilizing Delek Logistic's Paline Pipeline and third-party systems these barrels may access the Gulf Coast markets to capture the arbitrage from Cushing.

Regular Quarterly Dividend and Share Repurchase
Delek US announced today its Board of Directors declared a regular quarterly cash dividend of $0.29 per share. This represents a 3.6 percent increase from our previous regular quarterly dividend. Shareholders of record on August 19, 2019 will receive this cash dividend payable on September 3, 2019.

Based on settlement dates during the second quarter 2019, Delek US repurchased approximately 1.6 million shares of Delek US common stock for approximately $58.6 million, with an average price of $35.60 per share. On a year to date basis, Delek US repurchased approximately 2.9 million shares for approximately $104.8 million with an average price of $35.66 per share. At June 30, 2019, there was approximately $304.9 million of total available authorization remaining to repurchase shares. Delek US expects additional repurchases of approximately $40.0 million of Delek US common stock during the third quarter 2019.

Liquidity
As of June 30, 2019, Delek US had a cash balance of $951.4 million and total consolidated debt of $1,916.7 million, resulting in net debt of $965.3 million. As of June 30, 2019, Delek Logistics had $840.9 million of total debt and $5.4 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $946.0 million in cash and $1,075.8 million of debt, or a $129.8 million net debt position.

Refining Segment
Refining segment contribution margin was $178.3 million in the second quarter 2019 compared to $177.0 million in the second quarter 2018. On a year-over-year basis, results benefited from higher crack spreads, lower RINs expense, crude shift to contango and the addition of the alkylation unit at the Krotz Springs refinery. Serving as an offset were lower Midland crude oil differentials. The Gulf Coast 5-3-2 crack spread increased to $15.51 per barrel for the second quarter 2019, compared to $14.37 per barrel for the same period in 2018. Prior year results were reduced by a charge of approximately $21.8 million related to a mark-to-market adjustment of the RINs inventory position at the end of the second quarter 2018, which was the result of refinery waivers received at El Dorado and Krotz Springs refineries in the first quarter 2018.

Results during the second quarter 2019 include a Midland to Cushing crude oil market price differential during the period that was lower than the average market differential due to an inventory timing effect. The estimated realized Midland to Cushing differential included in reported results was approximately $1.77 per barrel during the second quarter 2019, taking into consideration this inventory timing effect. This compares to a realized differential of approximately $3.00 per barrel in the second quarter 2018. During the El Dorado refinery turnaround that concluded in late April 2019, our refining system continued to process all of our available Midland crude oil.

The Midland WTI crude oil differential to Cushing WTI was an average discount of $2.15 per barrel in second quarter 2019 compared to an average discount of $5.14 per barrel in the second quarter 2018. During the second quarter 2019, the Midland WTI crude oil differential to Brent crude oil was an average discount of $10.88 per barrel compared to $15.03 per barrel in the prior-year period. Contango in the oil futures market was $0.20 per barrel in the second quarter 2019, compared to backwardation of $0.12 per barrel in the second quarter 2018.

Logistics Segment
The logistics segment contribution margin in the second quarter 2019 decreased to $44.2 million compared to $45.4 million in the second quarter 2018. Continued strong results in the second quarter 2019 benefited from improved performance in the Paline Pipeline.

2 |

Retail Segment
For the second quarter 2019, contribution margin was $17.6 million compared to $18.6 million in the prior year period for the retail segment. Merchandise sales were approximately $83.3 million with an average retail margin of 31.2% in the second quarter 2019, compared to merchandise sales of approximately $90.2 million with an average retail margin of 31.7% in the prior year period. Approximately 53.7 million retail fuel gallons were sold at an average margin of $0.29 per gallon in the second quarter 2019 compared to 54.1 million retail fuel gallons sold at an average margin of $0.24 per gallon in the second quarter 2018. On a same store sales basis in the second quarter 2019, merchandise sales decreased 2.5% and fuel gallons sold increased 1.7 % compared to the prior-year period.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was income of $10.2 million in the second quarter 2019 compared to a loss of $11.8 million in the prior-year period. This was primarily driven by system wide commercial initiatives contributing to bottom-line performance. The net hedging gain included in this segment in the second quarter 2019 was $14.9 million compared to a net hedging loss of $0.4 million in the prior-year period.

Second Quarter 2019 Results | Conference Call Information
Delek US will hold a conference call to discuss its second quarter 2019 results on Monday, August 5, 2019 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 5, 2019 by dialing (855) 859-2056, passcode 2281457. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter 2019 earnings conference call that will be held on Monday, August 5, 2019 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 263 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if, “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; returning cash to shareholders; payments of dividends; growth; investments into our business; the performance and execution of our midstream growth initiatives, including the Big Spring Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline; the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional

3 |

risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Big Spring Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going operations (collectively, "Adjusting Items") recorded during the period;

•
Adjusted unrealized hedging (gains) losses - calculated as GAAP unrealized (gains) losses on commodity derivatives that are economic hedges but not designated as hedging instruments adjusted to exclude unrealized (gains) losses where the instrument has matured but where it has not cash settled as of the balance sheet date. This adjustment more appropriately aligns matured commodity derivatives gains and losses with the recognition of the related cost of materials and other. There are no premiums paid or received at the inception of the derivative contracts, and upon settlement there is no cost recovery associated with these contracts;

•
Adjusted net income (loss) per share - calculated as adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;

•
Adjusted EBITDA - calculated as EBITDA adjusted for the identified adjusting items in adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;

•	Refining margin - calculated as the difference between total refining revenues and total cost of materials and other; and

•
Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period.

We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

4 |

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$951.4	$1,079.3
Accounts receivable, net	847.4	514.4
Accounts receivable from related parties	4.2	—
Inventories, net of inventory valuation reserves	891.6	690.9
Other current assets	92.7	135.7
Total current assets	2,787.3	2,420.3
Property, plant and equipment:
Property, plant and equipment	3,201.1	2,999.6
Less: accumulated depreciation	(896.1)	(804.7)
Property, plant and equipment, net	2,305.0	2,194.9
Operating lease right-of-use assets	199.2	—
Goodwill	856.6	857.8
Other intangibles, net	93.5	104.4
Equity method investments	273.6	130.3
Other non-current assets	58.0	52.9
Total assets	$6,573.2	$5,760.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,336.6	$1,009.7
Accounts payable to related parties	3.5	1.5
Current portion of long-term debt	64.4	32.0
Obligation under Supply and Offtake Agreements	257.7	312.6
Current portion of operating lease liabilities	45.7	—
Accrued expenses and other current liabilities	350.8	307.7
Total current liabilities	2,058.7	1,663.5
Non-current liabilities:
Long-term debt, net of current portion	1,852.3	1,751.3
Obligation under Supply and Offtake Agreements	122.8	49.6
Environmental liabilities, net of current portion	138.6	139.5
Asset retirement obligations	72.6	75.5
Deferred tax liabilities	229.2	210.2
Operating lease liabilities, net of current portion	155.6	—
Other non-current liabilities	57.2	62.9
Total non-current liabilities	2,628.3	2,289.0
Stockholders’ equity:
Common stock, $0.01 par value, 110,000,000 shares authorized, 90,861,698 shares and 90,478,075 shares issued at June 30, 2019 and December 31, 2018, respectively	0.9	0.9
Additional paid-in capital	1,140.3	1,135.4
Accumulated other comprehensive income	26.3	28.6
Treasury stock, 15,416,502 shares and 12,477,780 shares, at cost, as of June 30, 2019 and December 31, 2018, respectively	(618.9)	(514.1)
Retained earnings	1,165.9	981.8
Non-controlling interests in subsidiaries	171.7	175.5
Total stockholders’ equity	1,886.2	1,808.1
Total liabilities and stockholders’ equity	$6,573.2	$5,760.6

5 |

Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited) (1)
(In millions, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018 (1) (2)	2019	2018 (1),(2),(3)

Net revenues	$2,480.3	$2,636.9	$4,680.2	$4,990.1
Cost of sales:
Cost of materials and other	2,067.7	2,250.2	3,767.1	4,293.0
Operating expenses (excluding depreciation and amortization presented below)	135.8	131.4	276.7	264.3
Depreciation and amortization	42.6	40.4	81.9	78.2
Total cost of sales	2,246.1	2,422.0	4,125.7	4,635.5
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	26.5	26.1	52.3	51.3
General and administrative expenses	69.5	52.9	131.7	118.1
Depreciation and amortization	7.5	8.8	15.0	19.0
Other operating income, net	(3.6)	(8.0)	(1.2)	(7.7)
Total operating costs and expenses	2,346.0	2,501.8	4,323.5	4,816.2
Operating income	134.3	135.1	356.7	173.9
Interest expense	32.8	31.5	61.5	64.0
Interest income	(3.3)	(0.9)	(5.8)	(1.6)
Income from equity method investments	(9.3)	(2.9)	(11.9)	(2.9)
Gain on sale of business	—	(13.2)	—	(13.2)
Impairment loss on assets held for sale	—	—	—	27.5
Loss on extinguishment of debt	—	—	—	9.0
Other expense (income), net	4.9	0.3	3.5	(0.4)
Total non-operating expenses, net	25.1	14.8	47.3	82.4
Income from continuing operations before income tax expense	109.2	120.3	309.4	91.5
Income tax expense	24.6	32.8	70.4	21.3
Income from continuing operations, net of tax	84.6	87.5	239.0	70.2
Discontinued operations:
Loss from discontinued operations, including loss on sale of discontinued operations	(1.0)	(1.0)	(1.0)	(11.5)
Income tax benefit	(0.2)	(0.2)	(0.2)	(2.5)
Loss from discontinued operations, net of tax	(0.8)	(0.8)	(0.8)	(9.0)
Net income	83.8	86.7	238.2	61.2
Net income attributed to non-controlling interests	6.5	7.6	11.6	22.5
Net income attributable to Delek	$77.3	$79.1	$226.6	$38.7

Basic income (loss) per share:
Income from continuing operations	$1.02	$0.95	$2.95	$0.67
Loss from discontinued operations	(0.01)	(0.01)	$(0.01)	$(0.21)
Total basic income per share	$1.01	$0.94	$2.94	$0.46

Diluted income (loss) per share:
Income from continuing operations	$1.01	$0.90	$2.92	$0.65
Loss from discontinued operations	(0.01)	(0.01)	$(0.01)	$(0.20)
Total diluted income per share	$1.00	$0.89	$2.91	$0.45
Weighted average common shares outstanding:
Basic	76,598,846	84,041,358	77,192,763	83,151,823
Diluted	77,280,692	90,244,357	77,883,285	85,773,587
Dividends declared per common share outstanding	$0.28	$0.25	$0.55	$0.45

6 |

(1) Certain changes to presentation of the prior period statements of income have been made in order to conform to the current period presentation, primarily relating to the addition of a subtotal entitled 'cost of sales' which includes all costs directly attributable to the generation of the related revenue, as defined by GAAP, and the retitling of what was previously referred to as 'cost of goods sold' to 'cost of materials and other'. Operating expenses and depreciation and amortization related to the wholesale business and the retail business are excluded from cost of sales because they primarily relate to costs associated with selling the products.
(2) Net revenues and cost of materials and other for the quarter and six months ended June 30, 2018 reflect a correction of an intercompany elimination which resulted in an increase in those accounts of $73.4 million not previously reflected on the unaudited consolidated financial statements in our June 30, 2018 Quarterly Report on Form 10-Q filed on August 9, 2018. Such amounts are not considered material to the financial statements and had no impact to operating income or net income for those periods. See Note 23 to our annual audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K filed on March 1, 2019 for further discussion.

(3)
Income tax benefit for the six months ended June 30, 2018 reflects a correction made in our 2018 Annual Report on Form 10-K (filed on March 1, 2019) to record additional deferred tax expense totaling $5.5 million related to the recognition of a valuation allowance on deferred tax assets recognized in connection with the Big Spring Logistic Assets Acquisition (see Note 5) not previously reported in our June 30, 2018 Quarterly Report on Form 10-Q filed on August 09, 2018. Such amount is not considered material to the financial statements or the trend of earnings for that period. See Note 23 to our annual audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K filed on March 1, 2019 for further discussion.

7 |

Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Cash provided by (used in) operating activities - continuing operations	$102.0	$54.3	$235.4	$(120.8)
Cash used in operating activities - discontinued operations	—	—	—	(15.6)
Net cash provided by (used in) operating activities	102.0	54.3	235.4	(136.4)
Cash flows from investing activities:
Cash (used in) provided by investing activities - continuing operations	(202.4)	40.4	(329.4)	8.3
Cash provided by investing activities - discontinued operations	—	—	—	5.5
Net cash (used in) provided by investing activities	(202.4)	40.4	(329.4)	13.8
Cash flows from financing activities:
Cash (used in) provided by financing activities - continuing operations	62.1	20.1	(33.9)	313.5
Cash provided by (used in) financing activities - discontinued operations	—	—	—	—
Net cash (used in) provided by financing activities	62.1	20.1	(33.9)	313.5
Net (decrease) increase in cash and cash equivalents	(38.3)	114.8	(127.9)	190.9
Cash and cash equivalents at the beginning of the period	989.7	1,018.0	1,079.3	941.9
Cash and cash equivalents at the end of the period	951.4	1,132.8	951.4	1,132.8
Less cash and cash equivalents of discontinued operations at the end of the period	—	—	—	—
Cash and cash equivalents of continuing operations at the end of the period	$951.4	$1,132.8	$951.4	$1,132.8

8 |

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2019
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,152.5	$93.1	$224.5	$10.2	$2,480.3
Intercompany fees and sales	215.3	62.2	—	(277.5)	—
Operating costs and expenses:
Cost of materials and other	2,074.5	93.8	182.1	(282.7)	2,067.7
Operating expenses (excluding depreciation and amortization presented below)	115.0	17.3	24.8	5.2	162.3
Segment contribution margin	$178.3	$44.2	$17.6	$10.2	$250.3
Depreciation and amortization	33.2	6.7	4.2	6.0	50.1
General and administrative expenses					69.5
Other operating income, net					(3.6)
Operating income					$134.3
Total assets	$6,749.6	$769.3	$351.2	$(1,296.9)	$6,573.2
Capital spending (excluding business combinations)	$48.9	$1.3	$5.4	$30.4	$86.0

	Three Months Ended June 30, 2018
	Refining (2)	Logistics	Retail	Corporate, Other and Eliminations	Consolidated (2)
Net revenues (excluding intercompany fees and sales)	$2,317.1	$113.3	$244.8	$(38.3)	$2,636.9
Intercompany fees and sales	226.1	53.0	—	(279.1)	—
Operating costs and expenses:
Cost of materials and other	2,253.0	106.0	200.9	(309.7)	2,250.2
Operating expenses (excluding depreciation and amortization presented below)	113.2	14.9	25.3	4.1	157.5
Segment contribution margin	$177.0	$45.4	$18.6	$(11.8)	229.2
Depreciation and amortization	33.1	7.0	4.6	4.5	49.2
General and administrative expenses					52.9
Other operating income, net					(8.0)
Operating income					$135.1
Total assets (1)	$5,101.7	$650.3	$332.8	$127.0	$6,211.8
Capital spending (excluding business combinations) (2)	$33.7	$2.3	$2.1	$16.6	$54.7

9 |

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2019
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$4,059.9	$182.9	$421.7	$15.7	$4,680.2
Intercompany fees and sales	399.9	124.9	—	(524.8)	—
Operating costs and expenses:
Cost of materials and other	3,751.2	190.1	345.5	(519.7)	3,767.1
Operating expenses (excluding depreciation and amortization presented below)	236.0	33.4	48.4	11.2	329.0
Segment contribution margin	$472.6	$84.3	$27.8	$(0.6)	$584.1
Depreciation and amortization	64.3	13.2	8.5	10.9	96.9
General and administrative expenses					131.7
Other operating income, net					(1.2)
Operating income					$356.7
Capital spending (excluding business combinations)	$130.5	$2.2	$10.5	$71.1	$214.3

	Six Months Ended June 30, 2018
	Refining (2) (3)	Logistics	Retail	Corporate, Other and Eliminations (3)	Consolidated (2)
Net revenues (excluding intercompany fees and sales)	$4,257.8	$219.5	$454.4	$58.4	$4,990.1
Intercompany fees and sales	411.3	114.7	—	(526.0)	—
Operating costs and expenses:
Cost of materials and other	4,130.9	225.0	374.1	(437.0)	4,293.0
Operating expenses (excluding depreciation and amortization presented below)	227.9	27.5	49.8	10.4	315.6
Segment contribution margin	$310.3	$81.7	$30.5	$(41.0)	$381.5
Depreciation and amortization	65.3	13.0	11.5	7.4	97.2
General and administrative expenses					118.1
Other operating income, net					(7.7)
Operating Income					$173.9
Capital spending (excluding business combinations) (3)	$85.2	$4.5	$4.1	$31.0	$124.8
Assets held for sale of $25.2 million are included in the corporate, other and eliminations segment as of June 30, 2018.

(1)
Refining segment and consolidated net revenues and cost of materials and other for the quarter and six months ended June 30, 2018 reflect a correction of an intercompany elimination which resulted in an increase in those accounts of $73.4 million not previously reflected on the unaudited consolidated financial statements in our June 30, 2018 Quarterly Report on Form 10-Q filed on August 9, 2018. Such amounts are not considered material to the financial statements and had no impact to operating income or segment contribution margin for those periods. See Note 23 to our annual audited consolidated financial statements included in Part II, Item 8 of our 2018 Annual Report on Form 10-K, as amended and filed on June 27, 2019, for further discussion.

(2)
Capital spending excludes transaction costs capitalized in the amount of $0.4 million during the six months ended June 30, 2018, that relate to the Big Spring Logistic Assets Acquisition (as defined in Note 5).

(3)
The corporate, other and eliminations segment results of operations for the six months ended June 30, 2018 includes Canada trading activity which was previously included and reported in the refining segment for the three months ended March 31, 2018.

10 |

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	181	181
Total sales volume - refined product (average barrels per day)(1)	77,657	81,088	73,863	77,555
Products manufactured (average barrels per day):
Gasoline	39,997	42,918	39,671	41,800
Diesel/Jet	31,505	32,899	29,455	30,275
Petrochemicals, LPG, NGLs	3,318	2,877	2,690	2,479
Other	1,654	1,742	1,411	1,756
Total production	76,474	80,436	73,227	76,310
Throughput (average barrels per day):
Crude oil	71,918	75,272	68,219	70,305
Other feedstocks	5,106	5,902	5,785	6,537
Total throughput	77,024	81,174	74,004	76,842
Per barrel of refined product sales:
Tyler refining margin	$12.15	$11.90	$16.84	$10.21
Tyler adjusted refining margin	$12.12	$11.83	$13.98	$9.04
Direct operating expenses	$3.65	$3.38	$4.15	$3.40
Crude Slate: (% based on amount received in period)
WTI crude oil	87.7%	77.5%	89.3%	79.2%
East Texas crude oil	12.3%	21.0%	10.7%	18.8%
Other	—%	1.5%	—%	2.0%

El Dorado, AR Refinery
Days in period	91	91	181	181
Total sales volume - refined product (average barrels per day)(2)	51,002	76,353	51,717	73,488
Products manufactured (average barrels per day):
Gasoline	21,821	36,285	21,159	35,689
Diesel	17,802	25,256	16,633	25,773
Petrochemicals, LPG, NGLs	551	1,236	678	1,350
Asphalt	6,961	4,662	5,899	4,895
Other	683	785	661	812
Total production	47,818	68,224	45,030	68,519
Throughput (average barrels per day):
Crude oil	47,935	68,685	44,542	68,559
Other feedstocks	359	1,175	1,270	1,475
Total throughput	48,294	69,860	45,812	70,034
Per barrel of refined product sales:
El Dorado refining margin	$8.93	$4.74	$11.21	$8.73
El Dorado adjusted refining margin	$9.07	7.22	$11.67	$5.41
Direct operating expenses	$5.93	$4.84	$6.31	$4.99
Crude Slate: (% based on amount received in period)
WTI crude oil	43.9%	68.0%	42.6%	65.1%
Local Arkansas crude oil	29.0%	21.0%	28.3%	20.7%
Other	27.1%	11.0%	29.1%	14.2%

11 |

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	91	91	181	181
Total sales volume - refined product (average barrels per day) (3)	78,158	77,005	79,993	69,928
Products manufactured (average barrels per day):
Gasoline	36,428	36,009	37,657	33,581
Diesel/Jet	26,638	29,266	27,494	24,180
Petrochemicals, LPG, NGLs	3,679	3,834	3,763	3,431
Asphalt	1,900	1,856	1,707	1,856
Other	1,354	1,476	1,296	1,295
Total production	69,999	72,441	71,917	64,343
Throughput (average barrels per day):
Crude oil	72,965	72,013	72,649	62,936
Other feedstocks	(581)	171	648	1,007
Total throughput	72,384	72,184	73,297	63,943
Per barrel of refined product sales:
Big Spring refining margin	$13.77	$16.88	$16.00	$13.62
Big Spring adjusted refining margin	$13.87	$16.99	$16.28	$13.66
Direct operating expenses	$3.69	$3.57	$3.75	$4.31
Crude Slate: (% based on amount received in period)
WTI crude oil	73.3%	72.0%	76.3%	71.2%
WTS crude oil	26.7%	28.0%	23.7%	28.8%

Krotz Springs, LA Refinery
Days in period - based on date acquired	91	91	181	181
Total sales volume - refined product (average barrels per day) (4)	75,283	76,789	76,749	78,335
Products manufactured (average barrels per day):
Gasoline	34,498	35,976	36,270	37,515
Diesel/Jet	29,776	32,008	30,082	31,534
Heavy oils	1,110	1,362	1,100	1,350
Petrochemicals, LPG, NGLs	4,264	7,295	5,758	7,522
Other	—	—	52	—
Total production	69,648	76,641	73,262	77,921
Throughput (average barrels per day):
Crude oil	70,162	74,625	71,240	74,256
Other feedstocks	(1,327)	997	908	2,406
Total throughput	68,835	75,622	72,148	76,662
Per barrel of refined product sales:
Krotz Springs refining margin	$9.69	$8.82	$10.84	$7.86
Krotz Springs adjusted refining margin	$9.77	$9.48	$11.38	$6.06
Direct operating expenses	$4.39	$3.87	$4.14	$3.72
Crude Slate: (% based on amount received in period)
WTI Crude	61.0%	54.9%	62.0%	57.2%
Gulf Coast Sweet Crude	39.0%	45.1%	38.0%	42.8%

12 |

Pricing statistics
(average for the period presented)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$59.80	$68.03	$57.36	$65.52
WTI — Midland crude oil (per barrel)	$57.56	$59.93	$55.65	$61.19
WTS -- Midland crude oil (per barrel) (5)	$57.93	$59.53	$55.95	$60.47
LLS crude oil (per barrel) (5)	$67.06	$73.02	$64.73	$69.51
Brent crude oil (per barrel)	$68.44	$74.96	$66.14	$71.18

US Gulf Coast 5-3-2 crack spread (per barrel) (5)	$15.51	$14.37	$14.28	$12.99
US Gulf Coast 3-2-1 crack spread (per barrel) (5)	$19.24	$18.26	$17.23	$16.82
US Gulf Coast 2-1-1 crack spread (per barrel) (5)	$9.75	$10.83	$8.55	$10.29

US Gulf Coast Unleaded Gasoline (per gallon)	$1.79	$1.96	$1.66	$1.87
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.94	$2.11	$1.91	$2.02
US Gulf Coast high sulfur diesel (per gallon)	$1.80	$1.96	$1.78	$1.87
Natural gas (per MMBTU)	$2.51	$2.83	$2.69	$2.84

(1)
Total sales volume includes 628 bpd and 366 bpd sold to the El Dorado refinery, 104 bpd and 100 bpd sold to the Big Spring refinery, 182 bpd and 91 bpd sold to the Krotz Springs refinery and 24 bpd and 281 bpd sold to the logistics segment during the three and six months ended June 30, 2019, respectively. Total sales volume includes 109 bpd and 120 bpd sold to the El Dorado refinery, 428 bpd and 459 bpd sold to the Big Spring refinery, no bpd and 118 bpd sold to the Krotz Springs refinery and 267 bpd and 917 bpd sold to the logistics segment during the three and six months ended June 30, 2018, respectively. Total sales volume excludes wholesale activity of 4,939 bpd and 4,760 bpd of during the three and six months ended June 30, 2019, respectively, and 4,729 bpd and 4,603 bpd during the three and six months ended June 30, 2018, respectively.

(2)
Total sales volume includes 333 bpd and no bpd sold to the Tyler refinery, 33,659 bpd and no bpd sold to the Krotz Springs refinery, 377 bpd and no bpd sold to the Big Spring refinery, 15 bpd and no bpd sold to logistics segment and 43 bpd and no bpd sold to Alon Asphalt Company during the three and six months ended June 30, 2019, respectively. Total sales volume includes 985 bpd and 515 bpd sold to the Tyler refinery, 21,648 bpd and 11,407 bpd sold to the Krotz Springs refinery, 302 bpd and 566 bpd sold to the Big Spring refinery, no bpd and no bpd sold to logistics segment and 220 bpd and 123 bpd sold to Alon Asphalt Company during the three and six months ended June 30, 2018, respectively. Total sales volume excludes wholesale activity of 67,741 bpd and 66,237 bpd during the three and six months ended June 30, 2019, respectively, and 48,287 bpd and 50,709 bpd during the three and six months ended June 30, 2018, respectively.

(3)
Total sales volume includes 653 bpd and no bpd sold to the Tyler refinery, no bpd and no bpd sold to the El Dorado refinery, 13,914 bpd and no bpd sold to the retail segment, 9,401 bpd and no bpd sold to the logistics segment and 1,900 bpd and no bpd sold to Alon Asphalt Company during the three and six months ended June 30, 2019, respectively. Total sales volume includes 600 bpd and 410 bpd sold to the Tyler refinery, no bpd and no bpd sold to the El Dorado refinery, 13,838 bpd and 14,026 bpd sold to the retail segment, 3,158 bpd and 4,237 bpd sold to the logistics segment and 1,895 bpd and 1,522 bpd sold to Alon Asphalt Company during the three and six months ended June 30, 2018, respectively. Total sales volume excludes wholesale activity of 8,183 bpd and 7,833 bpd during the three and six months ended June 30, 2019, respectively, and 5,927 bpd and 8,103 bpd during the three and six months ended June 30, 2018, respectively.

(4)
Total sales volume includes 10,185 bpd and no bpd sold to the El Dorado refinery and 26 bpd and no bpd sold to the Tyler refinery during the three and six months ended June 30, 2019, respectively. Total sales volume includes 39,398 bpd and 29,130 bpd sold to the El Dorado refinery and no bpd and 110 bpd sold to the Tyler refinery during the three and six months ended June 30, 2018, respectively. Total sales volume excludes wholesale activity of 13,977 bpd and 15,196 bpd during the three and six months ended June 30, 2019, respectively, and 10,222 bpd and 7,247 bpd during the three and six months ended June 30, 2018, respectively.

(5)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

13 |

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (1)
$ in millions, except per share data
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$12.15	$11.90	$16.84	$10.21
Adjustments:
Net inventory valuation (benefit)	(0.03)	(0.07)	(2.86)	(0.07)
Renewable biofuels credit allocated to refinery	—	—	—	(1.10)

Adjusted refining margin $/bbl	$12.12	$11.83	$13.98	$9.04

El Dorado (3)
Reported refining margin, $ per barrel	$8.93	$4.74	$11.21	$8.73
Adjustments:
Net inventory valuation loss	0.14	0.01	0.46	0.01
RIN waiver	—	—	—	(4.46)
Renewable biofuels credit allocated to refinery	—	—	—	(0.45)
Non-cash RINs inventory mark-to-market	—	2.47	—	1.58

Adjusted refining margin $/bbl	$9.07	$7.22	$11.67	$5.41

Big Spring (4)
Reported refining margin, $ per barrel	$13.77	$16.88	$16.00	$13.62
Adjustments:
Net inventory valuation loss	0.10	0.11	0.28	0.04

Adjusted refining margin $/bbl	$13.87	$16.99	$16.28	$13.66

Krotz Springs (5)
Reported refining margin, $ per barrel	$9.69	$8.82	$10.84	$7.86
Adjustments:
Net inventory valuation loss	0.08	0.01	0.54	0.01
RIN waiver	—	—	—	(2.23)
Non-cash RINs inventory mark-to-market	—	0.65	—	0.42

Adjusted refining margin $/bbl	$9.77	$9.48	$11.38	$6.06

(1)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(2)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit - There was approximately $0.2 million and $0.5 million of valuation benefit in the second quarter 2019 and 2018, respectively. There was approximately $38.3 million and $1.0 million of valuation benefit for the six months ended June 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.
Biodiesel tax credit allocation - There was approximately $15.4 million related to the biodiesel tax credit that was allocated to Tyler in the first quarter of 2018 that is included in the renewables portion of the refining segment for the six months ended June 30, 2018.

14 |

(3)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation loss - There were $0.7 million and $0.05 million of valuation losses in the second quarter 2019 and 2018, respectively. There was approximately $4.3 million and $0.08 million of valuation losses for the six months ended June 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.
RIN waiver - During the second quarter 2019, the Environmental Protection Agency did not finalize its decision related to small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. In March 2018, the El Dorado refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $59.3 million recognized in the first quarter 2018.
Biodiesel tax credit allocation - There was approximately $6.0 million related to the biodiesel tax credit that was allocated to El Dorado in the first quarter of 2018 that is included in the renewables portion of the refining segment for the six months ended June 30, 2018.
Non-cash RINs inventory mark-to-market - Relates to a $17.2 million charge for a mark-to-market of the Renewable Identification Numbers (RINs) inventory position that occurred in the second quarter 2018. The inventory position was higher due to the waiver received by El Dorado refinery in March 2018.

(4)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation loss - There were approximately $0.7 million and $0.8 million of valuation losses in the second quarter 2019 and 2018, respectively. There was approximately $4.1 million and $0.5 million of valuation losses for the six months ended June 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective period.

(5)	Krotz Springs adjusted refining margins exclude the following items.
Net inventory valuation loss - There were $0.6 million and $0.1 million of valuation losses in the second quarter 2019 and 2018, respectively. There was approximately $7.4 million and $0.11 million of valuation losses for the six months ended June 30, 2019 and 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the period.
RIN waiver - During the second quarter 2019, the Environmental Protection Agency did not finalize its decision related to small refinery exemption from the requirements of the renewable fuel standard for the 2018 calendar year. In March 2018, the Krotz Springs refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $31.6 million recognized in the first quarter 2018.
Non-cash RINs inventory mark-to-market - Relates to a $4.6 charge for a mark-to-market of the Renewable Identification Numbers (RINs) inventory position that occurred in the second quarter 2018. The inventory position was higher due to the waiver received by El Dorado refinery in March 2018.

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	37,625	56,088	33,179	55,412
Refined products pipelines	29,893	48,013	26,511	48,879
SALA Gathering System	17,777	16,738	17,390	16,705
East Texas Crude Logistics System	19,550	16,902	18,835	17,478

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	71,123	79,330	69,857	76,304
West Texas marketing throughputs (average bpd)	11,404	12,261	12,418	14,091
West Texas gross margin per barrel	$6.25	$8.06	$4.84	$6.43
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	82,964	80,536	85,339	79,165
Terminalling throughputs (average bpd) (3)	156,922	162,383	154,643	154,917
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the six months ended June 30, 2018 are for the 122 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 122 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the six months ended June 30, 2018 was 26.0 million barrels, which averaged 143,593 barrels per day for the period.

15 |

Retail Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Number of stores (end of period)	263	297	263	297
Average number of stores	277	297	279	298
Retail fuel sales (thousands of gallons)	53,743	54,114	107,633	107,813
Average retail gallons per average number of stores (in thousands)	201	188	399	373
Retail fuel margin ($ per gallon) (1)	$0.29	$0.24	$0.25	$0.21
Merchandise sales (in millions)	$83.3	$90.2	$158.6	$168.3
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$0.6	$0.6
Merchandise margin %	31.2%	31.7%	31.1%	31.0%
Change in same-store fuel gallons sold (2)	1.7%	—%	3.1%	—%
Change in same-store merchandise sales(2)	(2.5)%	—%	(0.5)%	—%

(1)
Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.

(2)
Same-store comparisons include period-over-period increases or decreases in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

16 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$77.3	$79.1	$226.6	$38.7

Adjustments
Net inventory valuation loss (benefit)	0.6	(1.0)	(51.5)	(1.9)
Tax effect of inventory valuation	(0.1)	0.2	11.2	0.4
Net after tax inventory valuation loss (benefit)	0.5	(0.8)	(40.3)	(1.5)

Adjusted unrealized hedging loss (gain)	8.5	(2.4)	21.8	5.4
Tax effect of adjusted unrealized hedging	(1.9)	0.5	(4.9)	(1.2)
Net after tax adjusted unrealized hedging loss (gain)	6.6	(1.9)	16.9	4.2

Transaction related expenses	0.3	2.6	3.3	13.2
Tax effect of transaction related expenses	(0.1)	(0.6)	(0.7)	(2.8)
Net after tax transaction related expenses	0.2	2.0	2.6	10.4

Tax Cuts and Jobs Act adjustment	—	10.0	—	2.6
Net after tax Tax Cuts and Jobs Act adjustment	—	10.0	—	2.6

Loss on extinguishment of debt	—	—	—	9.0
Tax effect of loss on extinguishment of debt	—	—	—	(2.1)
Net after tax loss on extinguishment of debt	—	—	—	6.9

Impairment loss on assets held for sale	—	—	—	27.5
Tax effect of impairment loss on assets held for sale	—	—	—	(0.5)
Net after tax impairment loss on assets held for sale	—	—	—	27.0

Gain on sale of the asphalt business	—	(13.2)	—	(13.2)
Tax effect of gain on sale of the asphalt business	—	2.9	—	2.9
Net after tax gain on sale of the asphalt business	—	(10.3)	—	(10.3)

Non-operating, pre-acquisition litigation contingent losses and related legal expenses	6.7	—	6.7	—
Tax effect of non-operating pre-acquisition litigation contingent losses and related legal expenses	(1.5)	—	(1.5)	—
Net after tax non-operating pre-acquisition litigation contingent losses and related legal expenses	5.2	—	5.2	—

Discontinued operations loss	1.0	1.0	1.0	11.5
Tax effect of discontinued operations	(0.2)	(0.2)	(0.2)	(2.5)
Net after tax discontinued operations loss	0.8	0.8	0.8	9.0

Income attributable to non-controlling interest of discontinued operations	—	—	—	10.5
Tax effect of income attributable to non-controlling interest of discontinued operations	—	—	—	(2.4)
Net after tax income attributable to non-controlling interest of discontinued operations	—	—	—	8.1

Tax adjustment related to unrealizable deferred taxes created in Big Spring Asset Acquisition	—	—	—	5.5

Total after tax adjustments	13.3	(0.2)	(14.8)	61.9

Adjusted net income	$90.6	$78.9	$211.8	$100.6

17 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income per share	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Reported diluted income per share	$1.00	$0.89	$2.91	$0.45

Adjustments, after tax (per share) (1)
Net inventory valuation loss (gain)	0.01	(0.01)	(0.52)	(0.02)
Adjusted unrealized hedging loss (gain)	0.08	(0.02)	0.22	0.05
Transaction related expenses	—	0.02	0.03	0.12
Tax Cuts and Jobs Act adjustment	—	0.11	—	0.03
Impairment loss on assets held for sale	—	—	—	0.31
Gain on sale of the asphalt business	—	(0.11)	—	(0.12)
Loss on extinguishment of debt	—	—	—	0.08
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	0.07	—	0.07	—
Discontinued operations loss	0.01	0.01	0.01	0.10
Net income attributable to non-controlling interest of discontinued operations	—	—	—	0.09
Tax adjustment related to unrealizable deferred taxes created in Big Spring Asset Acquisition	—	—	—	0.06

Total adjustments	0.17	—	(0.19)	0.72
Adjustment for economic benefit of note hedge related to Senior Convertible Notes	—	0.03	—	—
Adjusted net income per share	$1.17	$0.92	$2.72	$1.17
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.

18 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income attributable to Delek to Adjusted EBITDA	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$77.3	$79.1	$226.6	$38.7

Add:
Interest expense, net	29.5	30.6	55.7	62.4
Loss on extinguishment of debt	—	—	—	9.0
Income tax expense - continuing operations	24.6	32.8	70.4	21.3
Depreciation and amortization	50.1	49.2	96.9	97.2
EBITDA	181.5	191.7	449.6	228.6

Adjustments
Net inventory valuation loss (gain)	0.6	(1.0)	(51.5)	(1.9)
Adjusted unrealized hedging loss (gain)	8.5	(2.4)	21.8	5.4
Transaction related expenses	0.3	2.6	3.3	13.2
Impairment loss on assets held for sale	—	—	—	27.5
Gain on sale of the asphalt business	—	(13.2)	—	(13.2)
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	6.7	—	6.7	—
Discontinued operations loss, net of tax	0.8	0.8	0.8	9.0
Net income attributable to non-controlling interest	6.5	7.6	11.6	22.5
Total adjustments	23.4	(5.6)	(7.3)	62.5

Adjusted EBITDA	$204.9	$186.1	$442.3	$291.1

19 |

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Refining Segment Gross Margin to Refining Margin	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net revenues	$2,367.8	$2,543.2	$4,459.8	$4,669.1
Cost of sales	2,222.7	2,399.3	4,051.5	4,424.1
Gross margin	145.1	143.9	408.3	245.0
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	115.0	113.2	236.0	227.9
Depreciation and amortization	33.2	33.1	64.3	65.3
Refining margin	$293.3	$290.2	$708.6	$538.2

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Unrealized (Gains) Losses on Economic Hedge Commodity Derivatives Not Designated as Hedges to Adjusted Unrealized Hedging (Gains) Losses	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Unrealized loss on economic hedge commodity derivatives not designated as hedges	$3.6	$9.9	$30.7	$24.7
Reversal of prior period unrealized gain where the instrument has matured but has not cash settled as of period end	5.6	2.4	(8.1)	(4.6)
Removal of portion of unrealized loss where the instrument has matured but has not cash settled as of period end	(0.8)	(14.7)	(0.8)	(14.7)
Adjusted unrealized hedging losses (gains)	$8.4	$(2.4)	$21.8	$5.4

Investor / Media Relations Contact:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Keith Johnson, Vice President of Investor Relations, 615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

20 |